Exhibit 10.10

ARYX THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into and effective as of September 1, 2005 (the “Signing Date”), by and between Paul Goddard (“Executive”) and ARYX THERAPEUTICS, INC. (the “Company”), a Delaware corporation.

WHEREAS, Executive has been providing services to the Company under the terms of an Amended and Restated Consulting Agreement effective as of February 17, 2005 (the “Consulting Agreement”);

WHEREAS, the Company desires to terminate the Consulting Agreement and to employ Executive as an employee to provide personal services to the Company on the Effective Date (as defined below), and wishes to provide Executive with certain compensation and benefits in return for his employment services as set forth herein;

WHEREAS, Executive wishes to terminate the Consulting Agreement as of the Effective Date and to be retained as an employee by the Company and to provide personal services to the Company as an employee commencing on the Effective Date in return for certain compensation and benefits as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows, effective as of the Effective Date:

1.             EMPLOYMENT BY THE COMPANY.

1.1          Termination of Consulting Agreement. If the Consulting Agreement has not been terminated earlier, the parties agree that it will terminate by their mutual agreement effective as of the Effective Date, without regard to any notice period or other termination requirements contained therein. The “Effective Date” shall be August 31, 2005 or any earlier date mutually agreed upon by Executive and the Company.

1.2          Title and Responsibilities. Subject to the terms set forth herein, Executive will be employed as the Company’s Chief Executive Officer (“CEO”). Executive shall also serve as the Chairman of the Board of Directors. During his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

1.3          Executive Position. Executive will serve in an executive capacity and shall report to the Company’s Board of Directors of the Company (the “Board”). Executive shall perform the duties of his executive position as required by the Board.

1.4          Company Employment Policies. The employment relationship between the parties shall continue to be governed by the general employment policies and procedures of the Company, including those relating to the protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or procedures, this Agreement shall control.

2.             COMPENSATION.

2.1          Salary. Executive shall receive for services to be rendered hereunder a base salary at an annualized rate of $400,000, payable on the Company’s standard payroll dates. Executive will be considered for annual increases in base salary in accordance with Company policy and subject to review and approval by the Compensation Committee of the Board.

2.2          Annual Target Bonus.

(a)           Executive shall also be eligible to earn an annual target bonus of up to fifty percent (50%) of his annual base salary (the “Bonus”). Payment of any such bonus shall be conditioned on the successful completion of specific business objectives to be determined by the Board.

(b)           The Bonus will be subject to increase in the additional amount of $40,000, if either of the following occurs on or before August 31, 2006 and Executive remains employed in the position of CEO through the date of such occurrence:  (a) the Company consummates a significant partnership concerning one of the Company’s lead products with a major pharmaceutical company; or (b) the Company completes a firmly underwritten initial public offering of its common stock with gross cash proceeds to the Company (before underwriting discounts, commissions and fees) of at least forty million ($40,000,000). For the avoidance of doubt, the maximum that the Bonus can be increased is an additional $40,000, including in the event that both (a) and (b) of the preceding sentence occur. Any such additional amount will be paid to Executive in the first normal pay period following September 1, 2006.

(c)           In future years, the Board will set additional business objectives beyond those on which the Bonus is measured and increase the amount of the Bonus by an additional amount of up to $40,000 if such additional business objectives are all met.

(d)           The Bonus, if awarded, shall be subject to applicable payroll withholdings and employment taxes. The Board will determine, in its sole discretion, whether and to what extent the Bonus criteria has been met and whether and to what extent the Bonus has been earned. Executive must remain employed during the complete calendar year to earn and be eligible to receive the Bonus, and no prorated Bonus payment will be earned or provided.

(e)           Notwithstanding the foregoing, Executive will be eligible for a pro rated Bonus for the year ended 2005 based on the number of days during 2005 that Executive is employed by the Company pursuant to this Agreement. In addition, the Company and Executive will agree to set a pro rated increase to the Bonus amount during the period between the first anniversary of the Effective Date and December 31, 2006.

2.3          Stock Options. Executive’s current stock options are not affected by this Agreement and will remain in effect in accordance with the terms of the applicable stock option agreements and stock option plan(s). The parties agree that the Company will not provide Executive with any additional or new stock options in connection with his hire as an employee.

2.4          Standard Company Benefits. Executive shall be entitled to participate in the Company’s employee benefits and compensation plans which may be in effect from time to time and provided by the Company to its executives, under the terms and conditions of such benefit and compensation plans.

3.             CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

3.1          Confidential Information Agreement. As a condition of his employment, Executive must sign and comply with the Employee Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”), attached hereto as Exhibit A.

3.2          Exclusive Property. Executive agrees that all Company-related business procured by the Executive, and all Company-related business opportunities and plans made known to Executive, while employed by the Company are and shall remain the permanent and exclusive property of the Company.

4.             OUTSIDE ACTIVITIES.

4.1          Activities. Except with the prior written consent of the Board, Executive will not during his employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder. Subject to the limitations of Sections 4.2 and 4.3 of this Agreement and with the prior written consent of the Board, Executive may serve as a director of other corporations and may devote a reasonable amount of his time to other types of business or public activities; provided, that, Executive will not be permitted to serve as a director on more than four external boards of other for-profit corporations at the same time. The Board may rescind its consent to Executive’s service as a director of other corporations or participation in other business or public activities if the Board, in its sole discretion, determines that such activities materially compromise or threaten to materially compromise the Company’s business interests. To the extent Executive is engaged in activities not related to the

Company as permitted in this section, the Company is not required to provide paid leave (unless Executive utilizes available vacation).

4.2          Investments and Interests. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3          Non-Competition. During his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever known by him to compete directly with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.             TERMINATION OF EMPLOYMENT

5.1          Termination With or Without Cause.

(a)           At-Will Employment. Executive’s relationship with the Company is at-will. The Company shall have the right to terminate this Agreement and Executive’s employment with the Company at any time with or without Cause (as defined below), and with or without advance notice, and Executive shall have the right to terminate his employment with the Company at any time, for any reason or for no reason, with or without advance notice. In addition, the Company retains the discretion to modify the terms of Executive’s employment, including but not limited to position, duties, reporting relationship, office location, compensation, and benefits, at any time. Executive’s at-will employment relationship only may be changed in a written agreement approved by the Board and signed by Executive and a duly authorized officer or director of the Company. Executive also may be removed from any position he holds in the manner specified by the Bylaws of the Company and applicable law.

(i)            Definition of Cause. For purposes of this Agreement, “Cause” shall mean that Executive has committed, or there has occurred, one or more of the following:  (a) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Executive has committed a felony under the laws of the United States or of any state of a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company; (b) material breach of any agreement entered into between the Executive and the Company that impairs the Company’s interest therein (including but not limited to this Agreement or the Confidentiality Agreement); (c) willful misconduct, or gross neglect by the Executive of Executive’s duties, if such conduct is not cured within seven (7) days of Executive’s receipt of written notice (provided that written notice must only be provided if such conduct can reasonably be cured); (d) an unauthorized use or disclosure of the Company’s confidential information or trade secrets; (e) engagement in any activity that constitutes a material conflict of interest with the Company. Executive’s death or physical or mental disability (as defined below) shall also constitute Cause for termination under this Agreement; (f) Executive’s Inability to Perform Services (as defined below); or (g) failure of Executive to commence performing duties under this Agreement on the Effective Date.

(ii)           Definition of Inability to Perform Services. For purposes of this Agreement, Cause to terminate Executive’s employment based on the Executive’s inability to perform services shall exist if any illness or other incapacity renders the Executive physically or mentally unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of twelve (12) workweeks in any consecutive twelve (12) month period (“Inability to Perform Services”). The Board shall make a good faith determination of whether Executive is physically or mentally unable to perform the essential functions of his position, with or without reasonable accommodation, subject to its review and consideration of all relevant information.

(b)           Termination for Cause. If the Company terminates Executive’s employment at any time for Cause, Executive’s salary shall cease on the date of termination, and Executive will not be entitled to the Severance Benefits (defined below), severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans.

(c)           Termination Without Cause. If the Company terminates Executive’s employment at any time without Cause, Executive shall be eligible for the following severance benefits (the “Severance Benefits”):  (i) the Company shall make a lump sum severance payment to Executive in an amount equal to six (6) months of Executive’s then-current base salary, subject to withholdings and deductions, and (ii) if Executive timely elects COBRA health insurance coverage, the Company will reimburse Executive’s COBRA premiums for a maximum of either six (6) months following the date his employment terminates or until he becomes eligible for health insurance coverage from another source, whichever occurs sooner (provided that Executive must promptly inform the Company, in writing, if he becomes eligible for health insurance coverage from another source within six (6) months after the termination). Executive shall not be entitled to the Severance Benefits unless and until the release requirements set forth in Section 7 of this Agreement are satisfied.

5.2          Resignation With or Without Good Reason.

(a)           Executive’s Resignation. Executive may resign from his employment with the Company at any time, with or without advance notice, and with or without Good Reason (as defined below).

(b)           Executive’s Resignation Without Good Reason. In the event that Executive resigns his employment without Good Reason, Executive will not be entitled to the Severance Benefits (defined above), severance pay, pay in lieu of notice or any other such compensation, other than payment of accrued salary and such other benefits as expressly required in such event by applicable law or the terms of any applicable Company benefit plans. Executive’s death will be treated as Executive’s resignation without Good Reason.

(c)           Executive’s Resignation for Good Reason. Executive may resign his employment for Good Reason (as defined below) so long as Executive tenders his resignation in writing to the Company within thirty (30) days after the occurrence of the event which forms the basis for his resignation for Good Reason. In the event that Executive resigns his employment for Good Reason, Executive will be eligible to receive the Severance Benefits, provided that, the release requirements set forth in Section 7 of this Agreement are satisfied.

(d)           Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent:  (i) any reduction of Executive’s then current annual base salary, except to the extent that the annual base salary of all other officers of the Company is similarly reduced; (ii) any material reduction in Executive’s benefits, except to the extent that such benefits of all other officers of the Company are similarly reduced; (iii) any material diminution of the Executive’s duties, responsibilities, or authority, excluding for this purpose an isolated or inadvertent action not taken in bad faith which is remedied by the Company immediately after written notice thereof is given by the Executive; (iv) any requirement that the Executive relocate to a work site that would increase the Executive’s one-way commute distance to more than thirty-five (35) miles from the Company’s current headquarters; or (v) any material breach by the Company of its obligations under this Agreement that is not remedied by Company within thirty (30) days of written notice of such breach from Executive.

5.3          Cessation of Severance Benefits. If Executive violates any provision of Sections 3 or 6 of this Agreement, any Severance Benefits or other benefits being provided to Executive will cease immediately, and Executive will not be entitled to any further compensation and benefits from the Company.

5.4          Application of Internal Revenue Code Section 409A. In the event that the Company determines that any of the Severance Benefits payments fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, in the event the payment of benefits pursuant to the Revised Payment Schedule would be subject to Section 409A(a)(1) of the Code, the payment of such benefits shall not be paid pursuant to the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code. The Board may attach conditions to or adjust the amounts paid pursuant to this Section 5.4 to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 5.4; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

6.             NONSOLICITATION. During Executive’s employment and for two (2) years after termination of his employment for any reason, Executive shall not, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee or independent contractor of the Company to terminate his or her employment or contracting relationship in order to become an employee, or independent contractor to or for any person or entity

7.             RELEASE. As a condition of receiving the severance benefits under this Agreement to which Executive would not otherwise be entitled, Executive shall execute a release substantially in the form attached hereto as Exhibit B (the “Release”) (the Company shall determine the actual form of Release to be provided by Executive). Unless the Release is timely executed by Executive and delivered to the Company after the termination of Executive’s employment with the Company, Executive shall not receive any of the Severance Benefits provided for under this Agreement.

8.             PARACHUTE PAYMENTS.

8.1          BETTER AFTER-TAX. If any payment or benefit (including payments and benefits pursuant to this Agreement) Executive would receive in connection with a change in control of the Company or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following two amounts would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments pursuant to this Agreement; (2) cancellation of accelerated vesting pursuant to this Agreement of equity awards other than stock options; (3) cancellation of accelerated vesting pursuant to this Agreement of stock options; and (4) reduction of other benefits payable to Executive pursuant to this Agreement. In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless Executive elects in writing a different order for cancellation.

8.2          STOCKHOLDER VOTE. The provisions of this Section 8.2 shall apply only in the event that no stock of the Company is readily tradeable on an established securities market or otherwise at the time of a Payment. Executive may conditionally waive the right to all or any portion of the Payment attributable to payments and/or benefits pursuant to this Agreement that would be subject to the Excise Tax (the “At-Risk Payments”). If Executive makes such a conditional waiver, the Company shall use its best efforts to timely solicit stockholder approval of the At-Risk Payments (the “Parachute Payment Vote”) in accordance with the requirements of Treasury Regulations § 1.280G-1, Q&A-7 or any successor thereto (the “Regulations”). If the Parachute Payment Vote results in the approval of the payment of the At-Risk Payments by the requisite percentage of voting power under the Regulations, the At-Risk Payments shall be paid to Executive, notwithstanding the prior conditional waiver of the At-Risk Payments.

8.3          MODIFIED GROSS-UP. The provisions of this Section 8.3 shall apply only in the event that stock of the Company is readily tradeable on an established securities market or otherwise at the time of a Payment. If it is determined that: (a) the Payment would result in an Excise Tax, and (b) a Full Payment would maximize  Executive’s after-tax proceeds, as determined in accordance with Section 8.1 above, the Company shall pay and Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that after the payment of all taxes (including, without limitation, (i) any income or employment taxes, (ii) any interest or penalties imposed with respect to such taxes, and (iii) any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, Executive shall retain an amount equal to the full Excise Tax. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have: (x) paid federal income taxes at the highest marginal rate of federal income and employment taxation for the calendar year in which the

Gross-Up Payment is to be made, and (y) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Except as otherwise provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.

8.4          PARACHUTE PAYMENT DETERMINATIONS. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of a change in control of the Company shall make all determinations required to be made under this Section 8. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting a change in control of the Company, the Company shall appoint a different nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or at such other time as requested by the Company. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

9.             GENERAL PROVISIONS.

9.1          Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission), delivery by express delivery service (e.g., Federal Express), or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll (which address may be changed by either party by written notice).

9.2          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

9.3          Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

9.4          Entire Agreement. This Agreement, including its exhibits, constitutes the entire agreement between Executive and the Company regarding the subject matter hereof. As of the Effective Date, this Agreement supersedes and replaces any and all other agreements, promise, representation, written or otherwise, between Executive and the Company with regard to this subject matter. This Agreement is entered into without reliance on any agreement, promise, or representation, other than those expressly contained or incorporated herein, and, except for those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, the terms of this Agreement cannot be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company which is approved by the Board.

9.5          Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Signatures transmitted via facsimile shall be deemed the equivalent of originals.

9.6          Headings and Construction. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof. For purposes of construction of this Agreement, any ambiguities shall not be construed against either party as the drafter.

9.7          Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

9.8          Attorney Fees. If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

9.9          Arbitration. To provide a mechanism for rapid and economical dispute resolution, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to Executive’s employment with the Company or the termination of Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by JAMS, Inc. (“JAMS”), under its then-applicable Rules and Procedures. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear all fees for the arbitration, except for any attorneys’ fees or costs associated with Executive’s personal representation. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.

9.10        Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the law of the State of California without regard to conflicts of laws principles.

9.11        Exhibits.

Exhibit A – Proprietary Information and Inventions Agreement

Exhibit B – Release Agreement

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT on the Signing Date and is effective as of the Effective Date.

ARYX THERAPEUTICS, INC.

By:	/s/ Nick Simon
Nick Simon
Member of the Board of Directors of Aryx Therapeutics, Inc.

PAUL GODDARD

/s/ Paul Goddard

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

ARYX THERAPEUTICS

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by ARYX THERAPEUTICS (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             NONDISCLOSURE

1.1          Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) information relating to products, processes, know-how, designs, drawings, clinical data, test data, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, manufacturing, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             ASSIGNMENT OF INVENTIONS.

2.1          Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company

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are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6          Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of

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my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.             NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.             LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          GENERAL PROVISIONS.

10.1        Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability. In case any one or more of the provisions contained in this Agreement

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shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5        Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6        Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:  September 1, 2005.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: September 1, 2005

/s/ Paul Goddard
(Signature)

Paul Goddard
(Printed Name)

ACCEPTED AND AGREED TO:

ARYX THERAPEUTICS

By:	/s/ David Nagler

Title:	VP Corporate Affairs

6300 Dumbarton Circle
(Address)

Fremont, CA 94555

Dated: 9/7/05

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EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

	By:	Paul Goddard
(PRINTED NAME OF EMPLOYEE)

	Date:	9/1/05
WITNESSED BY:

/s/ [illegible]
(PRINTED NAME OF REPRESENTATIVE)

A-1

EXHIBIT B

TO:	ARYx Therapeutics

FROM:

DATE:

SUBJECT:	Previous Inventions

1.          Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by ARYx Therapeutics (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

	☐	No inventions or improvements.

	☐	See below:

☐	Additional sheets attached.

2.        Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐          Additional sheets attached.

EXHIBIT B

RELEASE AGREEMENT

I understand that my employment with ARYX THERAPEUTICS, INC. (the “Company”) terminated effective            ,       (the “Separation Date”). The Company has agreed that if I choose to sign this Release Agreement (“Release”), the Company will pay me certain severance benefits (minus the standard withholdings and deductions) pursuant to the terms of the Employment Agreement (the “Agreement”) entered into and effective as of August 31, 2005, between myself and the Company, and any agreements incorporated therein by reference. I understand that I am not entitled to such severance benefits unless I sign this Release and allow it to become effective. I understand that, regardless of whether I sign this Release, the Company will pay me all of my accrued salary and vacation through the Separation Date, to which I am entitled by law.

In consideration for the severance benefits I am receiving under the Agreement, I hereby generally and completely release the Company and its officers, directors, agents, attorneys, employees, stockholders, parents, subsidiaries, and affiliates from any and all claims, liabilities, demands, causes of action, attorneys’ fees, damages, or obligations of every kind and nature, whether they are now known or unknown, arising at any time prior to or on the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, any claims based on or arising from the Agreement); (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I am not releasing any right of indemnification I may have for any liabilities arising from my actions within the course and scope of my employment with the Company or within the course and scope of my role as a member of the Board of Directors of the Company.

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

If I am forty (40) years of age or older as of the Separation Date, I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver in the above paragraphs is in addition to anything of value to which I was already entitled. I have been advised by this writing, as required by the ADEA that:  (a) my waiver and release do not apply to any claims that may arise after the date that I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days within which to consider this Release

(although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company’s Board of Directors; and (e) this Release will not be effective until the eighth day after this Release has been signed by me (“Effective Date”).

Understood and Agreed:

PAUL GODDARD

Dated:

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